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                                                                 EXHIBIT (99)(a)


     MACKINAC ISLAND, Mich., June 3, 2000 -- Consumers Energy commended Governor John Engler, Senator Mat Dunaskiss, Representative Mary Ann Middaugh and members of the Legislature today for their leadership in the development and passage of electric restructuring legislation for Michigan.
     "The diligent work of the Governor and both Republicans and Democrats in the Legislature provides choice for those who want it and protection for those who don't," said John W. Clark, senior vice president of Consumers Energy. Clark represented the utility at today's historic bill signing on Mackinac Island.
     The legislation signed into law today will give an immediate five-percent rate reduction to every residential electric customer served by Consumers Energy. The cut will be followed by a rate cap that will last at least until December 31, 2005. Rates for large commercial and industrial electric customers will be capped at current levels through 2003, and rates for small business customers will be capped at current levels through 2004.
     "In 1995, Governor Engler asked Consumers Energy, Detroit Edison and Michigan businesses to work with the Michigan Jobs Commission and the Michigan Public Service Commission (MPSC) to develop an electric utility restructuring plan. After five years of hard work, a plan has been put into law that will result in equitable treatment for our customers, shareholders and employees. It will serve the state very well," said David W. Joos, president and CEO - Electric, of Consumers Energy.
     Consumers Energy has already begun a voluntary electric customer choice program that is giving increasing numbers of customers the opportunity to choose their power supplier. By 2002, all of the utility's 1.6 million electric customers will have the ability to choose their supplier. The legislation signed into law today formalizes the MPSC's authority over customer choice programs. It also gives legal certainty to developers planning new generating plants in Michigan.
     "Michigan has long needed the certainty of law to support the development of new power supplies for our homes and businesses," said Joos.


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     Consumers Energy, the principal subsidiary of CMS Energy Corporation, is
Michigan's largest utility providing natural gas and electricity to more than six million of the state's nine and one-half million residents in all 68 Lower Peninsula counties.

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June 3, 2000

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